EXHIBIT 99.1

For Immediate Release

April 30, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507

Broadstone Net Lease Announces First Quarter 2025 Results

VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced its operating results for the quarter ended March 31, 2025.

MANAGEMENT COMMENTARY

“We are pleased to report a strong first quarter of results, demonstrating continued disciplined execution,” said John Moragne, BNL’s Chief Executive Officer. “We remain focused on driving long-term shareholder value and believe our differentiated business model consisting of our four core building blocks along with an investment-grade balance sheet position us well in the current environment to execute on our growth strategy. We continue to find success growing our build-to-suit pipeline through both existing and new relationships, providing visibility to embedded revenue growth through 2026 and into 2027 – a distinct advantage in the triple-net lease landscape, particularly amid ongoing market uncertainty.”

FIRST QUARTER 2025 HIGHLIGHTS

OPERATING RESULTS
•
Generated net income of $17.5 million, or $0.09 per share, representing a 74.3% decrease compared to the same period in the prior year. The decrease is primarily related to a $58.7 million decrease in the gain on sale of real estate.
•
Generated adjusted funds from operations (“AFFO”) of $71.8 million, or $0.36 per diluted share, representing no change compared to the same period in the prior year.
•
Incurred $9.7 million of general and administrative expenses, representing a 2.5% increase compared to the previous year. Incurred core general and administrative expenses of $7.4 million, which excludes $2.2 million of stock-based compensation, and $0.1 million of non-capitalized transaction costs, representing a 3.8% decrease compared to the previous year.
•
Portfolio was 99.1% leased based on rentable square footage, with only two of our 769 properties vacant and not subject to a lease at quarter end.
•
Collected 99.1% of base rents due for the quarter for all properties under lease.

INVESTMENT & DISPOSITION ACTIVITY
•
Invested $88.3 million, including $59.0 million in new property acquisitions, $26.5 million in build-to-suit developments, and $2.8 million in revenue generating capital expenditures. The completed acquisitions and revenue generating capital expenditures had a weighted average initial cash capitalization rate, lease term, and annual rent increase of 7.2%, 13.8 years, and 2.5%, respectively. Completed acquisitions had a weighted average straight-line yield of 8.3%. Total investments consist of $69.1 million in industrial properties and $19.2 million in retail properties.
•
Subsequent to quarter end through April 24, we invested $15.6 million, all of which is associated with build-to-suit developments.
•
As previously announced on April 24, we have a total of $255.8 million in remaining estimated investments for build-to-suit developments to be funded through the third quarter of 2026. Additionally, we have $132.9 million of acquisitions under control and $4.5 million of commitments to fund revenue generating capital expenditures with existing tenants.
•
During the quarter, we sold three properties for gross proceeds of $7.4 million at a weighted average cash capitalization rate of 9.2% on tenanted properties. There were no dispositions subsequent to quarter end.

CAPITAL MARKETS ACTIVITY
•
In March 2025, we renewed our stock repurchase program for up to $150.0 million through March 2026.
•
In February 2025, we extended our $1.0 billion revolving credit facility from March 2026 to March 2029 and entered into a $500.0 million unsecured term loan expiring March 2028, of which $400.0 million was used to repay an existing term loan scheduled to mature in 2026. The remaining $100 million is available through a three-month draw feature that has yet to be exercised.
•
Ended the quarter with total outstanding debt of $2.0 billion, Net Debt of $2.0 billion, a Net Debt to Annualized Adjusted EBITDAre ratio of 5.1x, and a Pro Forma Net Debt to Annualized Adjusted EBITDAre ratio of 5.0x.
•
As of March 31, 2025, we had $825.9 million of capacity on our unsecured revolving credit facility.
•
Declared a quarterly dividend of $0.29 per share.

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Revenues	$108,690	$112,130	$105,366

Net income, including non-controlling interests	$17,493	$27,607	$68,177
Net earnings per share – diluted	$0.09	$0.14	$0.35

FFO	$72,627	$80,003	$73,135
FFO per share	$0.37	$0.41	$0.37

Core FFO	$75,280	$74,427	$74,072
Core FFO per share	$0.38	$0.38	$0.38

AFFO	$71,812	$70,532	$70,873
AFFO per share	$0.36	$0.36	$0.36

Diluted Weighted Average Shares Outstanding	196,898	196,697	196,417

FFO, Core FFO, and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2025, we owned a diversified portfolio of 769 individual net leased commercial properties with 762 properties located in 44 U.S. states and seven properties located in four Canadian provinces, comprising approximately 39.8 million rentable square feet of operational space. As of March 31, 2025, all but two of our properties were subject to a lease, and our properties were occupied by 204 different commercial tenants, with no single tenant accounting for more than 4.0% of our annualized base rent (“ABR”). Properties subject to a lease represent 99.1% of our portfolio’s rentable square footage. The ABR weighted average lease term and ABR weighted average annual rent increase, pursuant to leases on properties in the portfolio as of March 31, 2025, was 10.0 years and 2.0%, respectively.

BUILD-TO-SUIT DEVELOPMENT PROJECTS

The following table summarizes our in-process and stabilized developments as of April 24, 2025. We have secured the land and started construction on six in-process developments.

(unaudited, in thousands)
Property	Projected Rentable Square Feet	Start Date	Target Stabilization Date	Lease Term (Years)	Total Project Commitment	Estimated Total Project Investment	Cumulative Investment at 4/24/2025	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield[1]
In-process retail:
7 Brew (High Point - NC)	1	Dec. 2024	Apr. 2025	15.0	$1,975	$1,975	$1,477	$498	8.0%	8.8%
7 Brew (Charleston - SC)	1	Feb. 2025	Apr. 2025	15.0	1,729	1,729	1,035	694	7.9%	8.8%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Nov. 2025	15.0	58,563	58,563	14,802	43,761	7.6%	9.4%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	55,525	55,525	10,795	44,730	7.7%	9.6%
Southwire (Bremen - GA)	1,200	Dec. 2024	Jul. 2026	10.0	115,411	109,845	11,403	98,442	7.6%	8.6%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	78,242	78,242	10,542	67,700	6.9%	8.4%
Total / weighted average	1,868			13.2	311,445	305,879	50,054	255,825	7.4%	8.9%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Completed	15.0	204,833	200,958	200,958	—	7.2%	8.6%
Total / weighted average	2,884			13.9	$516,278	$506,837	$251,012	$255,825	7.3%	8.8%

1 Represents the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.

DISTRIBUTIONS

At its April 24, 2025, meeting, our board of directors declared a quarterly dividend of $0.29 per common share and OP Unit to holders of record as of June 30, 2025, payable on or before July 15, 2025.

2025 GUIDANCE

For 2025, BNL expects to report AFFO of between $1.45 and $1.49 per diluted share, which remains unchanged.

The guidance is based on the following key assumptions:

(i)
investments in real estate properties between $400 million and $600 million;
(ii)
dispositions of real estate properties between $50 million and $100 million; and
(iii)
total core general and administrative expenses between $30 million and $31 million.

Our per share results are sensitive to both the timing and amount of real estate investments, property dispositions, and capital markets activities that occur throughout the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company’s ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company’s GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The Company will host its first quarter earnings conference call and audio webcast on Thursday, May 1, 2025, at 11:00 a.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/133004162. If you prefer to listen via phone, U.S. participants may dial: 1-833-470-1428 (toll free) or 1-404-975-4839 (local), access code 494942. International access numbers are viewable here: https://www.netroadshow.com/events/global-numbers?confId=80275.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2025, BNL’s diversified portfolio consisted of 769 individual net leased commercial properties with 762 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company filed with the SEC on February 20, 2025, which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Please note that such Risk Factors will be updated, if necessary, through the filing of Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations (“FFO”), Core Funds From Operations (“Core FFO”), AFFO, Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2025	December 31, 2024
Assets
Accounted for using the operating method:
Land	$780,817	$778,826
Land improvements	360,197	357,142
Buildings and improvements	3,848,623	3,815,521
Equipment	16,070	15,843
Total accounted for using the operating method	5,005,707	4,967,332
Less accumulated depreciation	(694,990)	(672,478)
Accounted for using the operating method, net	4,310,717	4,294,854
Accounted for using the direct financing method	25,999	26,154
Accounted for using the sales-type method	570	571
Property under development	35,492	18,784
Investment in rental property, net	4,372,778	4,340,363
Cash and cash equivalents	9,605	14,845
Accrued rental income	166,436	162,717
Tenant and other receivables, net	2,581	3,281
Prepaid expenses and other assets	52,260	41,584
Interest rate swap, assets	29,681	46,220
Goodwill	339,769	339,769
Intangible lease assets, net	264,076	267,638
Total assets	$5,237,186	$5,216,417

Liabilities and equity
Unsecured revolving credit facility	$174,122	$93,014
Mortgages, net	76,260	76,846
Unsecured term loans, net	893,505	897,201
Senior unsecured notes, net	846,252	846,064
Interest rate swap, liabilities	3,353	—
Accounts payable and other liabilities	48,424	48,983
Dividends payable	58,220	58,317
Accrued interest payable	9,399	5,837
Intangible lease liabilities, net	46,837	48,731
Total liabilities	2,156,372	2,074,993

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 189,073 and 188,626 shares issued and outstanding at March 31, 2025 and December 31, 2024, respectively	47	47
Additional paid-in capital	3,456,041	3,450,584
Cumulative distributions in excess of retained earnings	(536,074)	(496,543)
Accumulated other comprehensive income	29,720	49,657
Total Broadstone Net Lease, Inc. equity	2,949,734	3,003,745
Non-controlling interests	131,080	137,679
Total equity	3,080,814	3,141,424
Total liabilities and equity	$5,237,186	$5,216,417

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive (Loss) Income

(in thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Revenues
Lease revenues, net	$108,690	$112,130	$105,366

Operating expenses
Depreciation and amortization	39,497	42,987	37,772
Property and operating expense	5,488	6,764	5,660
General and administrative	9,672	9,928	9,432
Provision for impairment of investment in rental properties	16,128	17,690	26,400
Total operating expenses	70,785	77,369	79,264

Other income (expenses)
Interest income	99	42	233
Interest expense	(20,074)	(19,564)	(18,578)
Gain on sale of real estate	405	8,196	59,132
Income taxes	(355)	(527)	(408)
Other (expenses) income	(487)	4,699	1,696
Net income	17,493	27,607	68,177
Net income attributable to non-controlling interests	(750)	(1,217)	(3,063)
Net income attributable to Broadstone Net Lease, Inc.	$16,743	$26,390	$65,114

Weighted average number of common shares outstanding
Basic	187,865	187,592	187,290
Diluted	196,898	196,697	196,417
Net earnings per common share
Basic and Diluted	$0.09	$0.14	$0.35

Comprehensive (loss) income
Net income	$17,493	$27,607	$68,177
Other comprehensive (loss) income
Change in fair value of interest rate swaps	(19,892)	31,458	11,804
Realized (gain) loss on interest rate swaps	(6)	(6)	159
Comprehensive (loss) income	(2,405)	59,059	80,140
Comprehensive loss (income) attributable to non-controlling interests	103	(2,602)	(3,600)
Comprehensive (loss) income attributable to Broadstone Net Lease, Inc.	$(2,302)	$56,457	$76,540

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2025	December 31, 2024	March 31, 2024
Net income	$17,493	$27,607	$68,177
Real property depreciation and amortization	39,411	42,902	37,690
Gain on sale of real estate	(405)	(8,196)	(59,132)
Provision for impairment on investment in rental properties	16,128	17,690	26,400
FFO	$72,627	$80,003	$73,135
Net write-offs of accrued rental income	2,228	120	2,556
Other non-core income from real estate transactions[1]	(63)	(1,183)	—
Cost of debt extinguishment	165	—	—
Severance and employee transition costs	1	187	77
Other (income) expenses[2]	322	(4,700)	(1,696)
Core FFO	$75,280	$74,427	$74,072
Straight-line rent adjustment	(5,907)	(6,312)	(4,980)
Amortization of debt issuance costs	1,237	983	983
Non-capitalized transaction costs	117	299	182
Realized gain or loss on interest rate swaps and other non-cash interest expense	2	(6)	159
Amortization of lease intangibles	(1,064)	(991)	(1,018)
Stock-based compensation	2,147	1,977	1,475
Deferred taxes	—	155	—
AFFO	$71,812	$70,532	$70,873
Diluted WASO[3]	196,898	196,697	196,417
Net earnings per diluted share[4]	$0.09	$0.14	$0.35
FFO per diluted share[4]	0.37	0.41	0.37
Core FFO per diluted share[4]	0.38	0.38	0.38
AFFO per diluted share[4]	0.36	0.36	0.36

1 Amount includes $1.2 million of lease termination fees for the three months ended December 31, 2024. There were no lease termination fees during the three months ended March 31, 2024.

2 Amount includes $(0.3) million, $4.7 million, and $1.7 million of unrealized foreign exchange (loss) gain for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively, primarily associated with our Canadian dollar denominated revolving borrowings.

3 Excludes 1,016,888, 974,256, and 663,196 weighted average shares of unvested restricted common stock for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

4 Excludes $0.3 million from the numerator for the three months ended March 31, 2025 and December 31, 2024. Excludes $0.4 million from the numerator for the three months ended March 31, 2024.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, cost of debt extinguishments, lease termination fees and other non-core income from real estate transactions, gain on insurance recoveries, severance and employee transition costs, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO, by adjusting Core FFO for certain revenues and expenses that are non-cash or unique in nature, including straight-line rents, adjustment to provision for credit losses, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, non-capitalized transaction costs such as acquisition costs related to deals that failed to transact, (gain) loss on interest rate swaps and other non-cash interest expense, deferred taxes, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to EBITDA, EBITDAre, Adjusted EBITDAre, and Pro Forma Adjusted EBITDAre, debt to Net Debt and Pro Forma Net Debt, Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended March 31, 2025, December 31, 2025, and March 31, 2024:

	For the Three Months Ended
(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Net income	$17,493	$27,607	$68,177
Depreciation and amortization	39,497	42,987	37,772
Interest expense	20,074	19,565	18,578
Income taxes	355	527	408
EBITDA	$77,419	$90,686	$124,935
Provision for impairment of investment in rental properties	16,128	17,690	26,400
Gain on sale of real estate	(405)	(8,197)	(59,132)
EBITDAre	$93,142	$100,179	$92,203
Adjustment for current quarter investment activity[1]	978	28	—
Adjustment for current quarter disposition activity[2]	(135)	(11)	(4,712)
Adjustment to exclude non-recurring and other expenses[3]	44	348	(125)
Adjustment to exclude net write-offs of accrued rental income	2,228	120	2,556
Adjustment to exclude realized / unrealized foreign exchange (gain) loss	322	(4,699)	(1,696)
Adjustment to exclude cost of debt extinguishment	166	—	—
Adjustment to exclude other income from real estate transactions[4]	(63)	(1,183)	—
Adjusted EBITDAre	$96,682	$94,782	$88,226
Estimated revenues from developments[5]	631	334	2,771
Pro Forma Adjusted EBITDAre	$97,313	$95,116	$90,997
Annualized EBITDAre	372,568	400,716	368,812
Annualized Adjusted EBITDAre	386,728	379,128	352,904
Pro Forma Annualized Adjusted EBITDAre	389,252	380,464	363,988

1 Reflects an adjustment to give effect to all investments during the quarter, including developments that have reached rent commencement, as if they had been made as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes less than $0.1 million of accelerated lease intangible amortization for the three months ended March 31, 2025.

4 Amount includes $1.2 million of lease termination fees during the three months ended December 31, 2024.

5 Represents estimated contractual revenues based on in-process development spend to-date.

(in thousands)	March 31, 2025	December 31, 2024	March 31, 2024
Debt
Unsecured revolving credit facility	$174,122	$93,014	$73,820
Unsecured term loans, net	893,505	897,201	896,260
Senior unsecured notes, net	846,252	846,064	845,498
Mortgages, net	76,260	76,846	78,517
Debt issuance costs	10,300	6,802	8,337
Gross Debt	2,000,439	1,919,927	1,902,432
Cash and cash equivalents	(9,605)	(14,845)	(221,740)
Restricted cash	(1,428)	(1,148)	(1,038)
Net Debt	$1,989,406	$1,903,934	$1,679,654
Estimated net proceeds from forward equity agreements[1]	(38,124)	(38,514)	—
Pro Forma Net Debt	$1,951,282	$1,865,420	$1,679,654

Leverage Ratios:
Net Debt to Annualized EBITDAre	5.3x	4.8x	4.6x
Net Debt to Annualized Adjusted EBITDAre	5.1x	5.0x	4.8x
Pro Forma Net Debt to Annualized Adjusted EBITDAre	5.0x	4.9x	4.6x

1 Represents pro forma adjustment for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented.

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted investment strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, and Pro Forma Net Debt to Annualized Adjusted EBITDAre, each discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new investments using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter investments. However, the full benefit of EBITDAre from new investments will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our investments and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre (“Adjusted EBITDAre”) for the most recently completed quarter (i) to recalculate as if all investments and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments, realized or unrealized gains and losses on foreign currency transactions, or gains on insurance recoveries, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items that are not a result of normal operations. While investments in build-to-suit developments have an immediate impact to Net Debt, we do not make an adjustment to EBITDAre until the quarter in which the lease commences. We define our Pro Forma Adjusted EBITDAre as Adjusted EBITDAre adjusted to show the impact of estimated contractual revenues based on in-process development spend to-date. Our Pro Forma Net Debt is defined as Net Debt adjusted for estimated net proceeds from forward sale agreements that have not settled as if they have been physically settled for cash as of the period presented. We then annualize quarterly Adjusted EBITDAre and Pro Forma Adjusted EBITDAre by multiplying them by four (“Annualized Adjusted EBITDAre” and “Annualized Pro Forma Adjusted EBITDAre”). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.